Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This settlement agreement (“Agreement”) is made as of this 24th day of April 2025, between and among Cobra Alternative Capital Strategies LLC (“Cobra”), Blackstone Capital Advisors, (“Blackstone”), and their affiliates (the “Lenders”), and Aspire Biopharma Holdings, Inc. (“Aspire”) (each of Cobra, Blackstone and Aspire may be referred to herein as a “Party” or “Settling Signatory,” and collectively as the “Parties” or “Settling Signatories”).

WHEREAS Aspire is indebted to the Lenders (the “Aspire Obligations”) arising from the Agreements included herein on Schedule A (collectively referred to as the “Loan Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Settling Signatories agree as follows:

1. EXECUTION DATE. As used in this Agreement, the “Execution Date” shall mean the date as of which the Agreement is fully executed.

2. SETTLEMENT TERMS.

a.	The Lenders hereby cancel and withdraw the notices of default and acceleration issued to Aspire on April 1 and April 9, 2025 (the “Notice of Default”). Any default claimed by the Lenders under the Loan Agreements is deemed cured, and any acceleration of payment under the Loan Agreements is null and void. Aspire maintains that it was not in default at any time. By signing this agreement, neither party is making any admissions of any fault or fact of any kind.

b.	Blackstone and Aspire hereby amend the Promissory Note issued by PowerUp Acquisition Corp., dated December 13, 2025, as follows: The Maturity Date (as defined in the note) is extended seventy-five (75) days (from June 1, 2025 to August 15, 2025).

c.	Blackstone and Aspire hereby amend the Promissory Notes issued by Aspire to Blackstone, dated September 27, 2024, and October 2, 2024, as follows: The Maturity Date (as defined in the notes) is extended seventy-five (75) days (from June 27, 2025 to September 10, 2025).

d.	Pursuant to paragraphs 2(a) through (c) above, Blackstone, Cobra, and Lance Friedman represent and acknowledge that as of the Execution Date, Blackstone, Cobra, and Lance Friedman have no notes or financial obligations owing from Aspire that are with a maturity date before August 15, 2025.

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e.	In consideration for the withdrawal and cancellation of the Notice of Default and the extension of the Maturity Date of certain Promissory Notes:

i.	No later than April 29, 2025, Aspire shall issue an aggregate of 625,000 shares of Common Stock (the “Settlement Shares”), par value $0.0001 (the “Common Stock”), to the Blackstone Capital Advisors, Inc. With this issuance of stock, Lance Friedman agrees and represents that he, and any affiliates or entities associated with him, have no more personal claims to the new issuance of any Aspire stock other than as set forth in this Agreement or the Loan Agreements.

ii.	No later than April 28, 2025, Aspire will instruct Aspire’s Transfer Agent Colonial Stock Transfer Co., Inc. (the “Transfer Agent”) to remove the lock up restriction on shares held by Cobra Alternative Strategies LLC, Blackstone Capital Advisors, Inc. (“Blackstone”), and Thor Special Situations LLC, which will allow those shares to be made available if registered to the Direct Registration System.

iii.	Aspire agrees to register all restricted shares listed on Schedule B and all 625,000 shares issued pursuant to paragraph 2(e)(i) above. To accomplish this, the Company agrees to file a Registration Statement on Form S-1 (the “Registration Statement”) to include the aforementioned shares, no later than May 13, 2025.

iv.	The Lenders will waive their rights to pursue any additional interest or penalties that would have been applied to the Loan Agreements as a result of the Notice of Default. In exchange, Aspire will pay up to $60,000 in Lender’s deal costs, in the form of additional principal on the December 13, 2024 Blackstone/PowerUp note.

v.	The Lenders, their affiliates and related entities, and all holders listed on Schedule B agree to enter into lock-up/leak-out agreements reflecting the following trading restrictions: (i) in the event the trading volume of Aspire’s publicly traded Common Stock is equal to or less than 149,999 shares Cobra and its affiliates will be able to sell no more than 15.0% of the trading volume, (ii) in the event the trading volume of Aspire’s publicly traded Common Stock is greater than 150,000 shares and less than 299,999 shares Cobra and its affiliates will be able to sell no more than 20.0% of the trading volume, (iii) in the event the trading volume of Aspire’s publicly traded Common Stock is greater than 300,000 shares Cobra and its affiliates will be able to sell no more than 25.0% of the trading volume. All lock-up restrictions set forth above will expire on August 20, 2025, six months from the date of the ASBP listing, the leak out shall expire, and the Lenders, their affiliates and related entities, and all holders listed on Schedule B will have no further trading restrictions under the Agreement as of August 20, 2025. Nothing in the Agreement affects any shareholder’s independent duties under Sections 12 or 16 of the Exchange Act, and the parties’ agreement does not purport to give any the ability to trade if otherwise prohibited by law or agreement.

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vi.	Once Aspire has completed its obligations under this paragraph 2(c)(i-iii), the Lenders and Lance Friedman agree not to pursue any default or collection remedies for seventy-five days from the Execution Date under their loan documents, unless an Event of Default (as defined in the Loan Agreements) first occurs after the Execution Date

3. DEFAULT AND REMEDIES.

a.	In the event of Aspire’s default in any obligation herein (a “Default”), Aspire agrees that the Lenders will be entitled to terminate this Agreement and pursue all remedies available to it under the Loan Agreements.

b.	In the event of termination of this Agreement by the Lenders pursuant to Section 3(a), the Agreement will become null and void and without force or effect on the Parties.

4. NO ADMISSION.

a.	Nothing in this Agreement shall be deemed or construed as an admission of liability, wrongdoing, or fact by any Party.

5. ATTORNEYS’ FEES AND EXPENSES.

a.	Upon a Default, the non-breaching party will be entitled to all reasonable enforcement and collection costs, including attorney fees and expenses, incurred in the enforcement of this Agreement.

6. ENTIRE AGREEMENT.

a.	The Parties acknowledge and agree that: (a) no promises, representations, or agreements have been made in connection with this Agreement other than those set forth herein, and that they each intend this to be a final and binding agreement; and (b) except as expressly stated in this Agreement, none of the Parties has made any promise, statement, or representation of fact or law that has been relied upon by any of the other such signatories in entering into this Agreement.

7. BINDING AGREEMENT.

a.	This Agreement is binding and inures to the benefit of the Parties, their successors, and assigns. Each person signing this Agreement or any portion thereof on behalf of any entity hereby warrants and represents that such person expressly has been authorized to execute this Agreement on behalf of such entity as a document legally binding on such entity, and that such person has full authority to take all such reasonable, necessary and appropriate actions that may be required or permitted to be taken pursuant to the Agreement to effectuate its terms.

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8. MODIFICATION.

a.	This Agreement shall not be altered, amended, modified, or rescinded except by an instrument in writing signed by each of the Parties, and specifically referencing this Agreement.

9. NO CONTINUING WAIVER.

a.	A waiver of any breach of this Agreement by any Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or any other provision of this Agreement. By entering into this Agreement, neither Party is making an admission of liability or any other admission. The Parties agree that this Agreement is an attempt to settle a part of their disputes. Any part of their dispute not specifically dealt with in this Agreement is not impacted in any way by this Agreement.

10. GOVERNING LAW.

a.	This Agreement shall be governed by and interpreted according to the laws of the State of New York without regard to any conflict of law provisions. If any portion of this Agreement is rendered or adjudged to be unlawful, void, or unenforceable, it shall not affect the validity or enforceability of any other provision. Any legal suit, action or proceeding arising out of, or related to, this Agreement shall be instituted exclusively in the courts of the State of New York, or the United States District Court, in each case, located in New York County. The Parties waive all objections to the exercise of jurisdiction over the Parties by such courts and to venue in such courts.

11. CONFIDENTIALITY.

a.	Except as provided below, each Party shall keep this Agreement and its terms confidential and shall not disclose them to any third party. Notwithstanding the foregoing, either Party may disclose (a) the existence or terms of this Agreement to its legal, tax, or financial advisers, lenders, insurers, or prospective acquirers, who are bound by confidentiality obligations no less protective; (b) any information required to be disclosed pursuant to federal or state securities laws, the rules of any national securities exchange, subpoena, court order, or other legal process; (c) information made public through no breach of this Agreement; and (d) any information to any governmental agency, including the U.S. Securities and Exchange Commission, for the purpose of reporting or participating in an investigation of a possible violation of law, in each case without providing notice to or obtaining consent from any other Party. The Company may file this Agreement, with such redactions as permitted under Item 601(b)(10) of Regulation S-K, as an exhibit to any Form 8-K or other SEC filing. Each Party receiving material non-public information agrees to maintain it in confidence and to refrain from trading in the Company’s securities until such information is publicly disclosed.

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12. MUTUAL NON-DISPARAGEMENT.

a.	No Disparagement. From and after the Effective Date, each Party—which, for purposes of this Section, includes its parent entities, subsidiaries, controlled affiliates, and the respective present and former officers, directors, managers, partners, members, employees, agents, and representatives of each of the foregoing (collectively, “Representatives”)—shall not, directly or indirectly, make, publish, or disseminate any oral or written statement (including on social media) that (a) disparages, defames, or otherwise reflects negatively upon the other Party or its business, products, services, or reputation, or (b) could reasonably be expected to damage or interfere with the other Party’s goodwill, business relationships, or standing.

b.	Definition of “Disparage.” For purposes of this Agreement, “Disparage” means any statement, whether true or not, that is intended to or could reasonably be foreseen to harm the target’s reputation or business interests, but does not include statements that are (i) factually accurate and made in good faith responses to public allegations or to correct the public record, or (ii) made pursuant to the Carve Outs in subparagraph c.

c.	Carve Outs. Nothing in this Section prohibits or restricts:

i.	Providing information (1) to any governmental or regulatory authority (including the U.S. Securities and Exchange Commission) under subpoena, court order, stock exchange rule, or other legal process; or (2) that the disclosing Party reasonably believes is required by applicable law or regulation (including federal and state securities laws). No notice to or consent from the other Party is required before such disclosure.

ii.	Any statements contained in, or required to be filed with, the SEC (including any Form 8 K, registration statement, or periodic report) or any national securities exchange. The Parties acknowledge that statements so filed will be publicly available.

iii.	Confidential, non-public statements made (1) within a Party’s organization or among its Representatives who have a need to know, or (2) to bona fide professional advisers (legal, tax, accounting, financial, or valuation) who are bound by confidentiality obligations no less protective than those set forth herein.

iv.	Providing truthful sworn testimony or other evidence in any litigation, arbitration, mediation, or other dispute resolution proceeding.

d.	Duration. The obligations in this Section 12 shall remain in effect for three (3) years after the Execution Date, except that statements made in filings required by law may be made at any time.

e.	Remedies. Each Party agrees that a breach of this Section would cause irreparable harm not compensable solely by monetary damages; accordingly, each Party is entitled to seek preliminary and permanent injunctive relief, specific performance, and any other equitable remedy to prevent or curtail any actual or threatened breach, in addition to any other remedies available at law or in equity.

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of this 24th day of April, 2025

Kraig Higginson
CEO, Aspire Biopharma Holdings, Inc.

Lance Fridman
Managing Member, Cobra Alternative Capital Strategies LLC

Lance Friedman
President, Blackstone Capital Advisors, Inc

Lance Friedman, personally (only as to the representations relating to him in the Agreement)

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